                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

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Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                            Nalco Chemical Company
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


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[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement
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Notes:

LOGO

                                                                 March 18, 1997

Dear Stockholder:

  We cordially invite you to attend the 1997 Annual Meeting of Stockholders. It will be held at the Company's Corporate and Technical Center, One Nalco Center, Naperville, Illinois, beginning at 10:00 A.M. on Thursday, April 17, 1997. The Corporate and Technical Center is located at the Southeast corner of the intersection of Illinois Route 59 and the East-West Tollway (Interstate Route 88).

  The attached Notice of Meeting and Proxy Statement cover the formal business items to be considered at this meeting. We also will report on current operations and answer stockholder questions.

  We hope you will be able to attend. If you cannot do so, we urge you to exercise your right to vote by promptly returning your signed proxy card in the enclosed prepaid envelope.

                               Sincerely yours,

                               LOGO
                               E. J. Mooney

                            NALCO CHEMICAL COMPANY

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                APRIL 17, 1997

To Nalco Stockholders:

  The Annual Meeting of Stockholders of Nalco Chemical Company will be held at the Company's Corporate and Technical Center, One Nalco Center, Naperville, Illinois, on Thursday, April 17, 1997, at 10:00 A.M., to consider and vote upon the following proposals:

    1. Election of Four Class I Directors.

    2. Approval of Independent Accountants.

    3. Transaction of such other business, including a stockholder proposal regarding endorsement of the CERES Principles, as may properly come before the meeting.

  The Board of Directors has designated the close of business on February 20, 1997 as the record date for determination of the stockholders entitled to notice of and to vote at the meeting or any adjournment thereof.

  Please complete, sign, date and return the proxy promptly in the enclosed envelope so that your shares will be represented at the meeting.

                         LOGO
                         Suzzanne J. Gioimo
                         Secretary

Naperville, Illinois
March 18, 1997

                                PROXY STATEMENT

                            SOLICITATION OF PROXIES

  This Proxy Statement is furnished commencing approximately March 18, 1997, in connection with the solicitation of proxies for use at the Annual Meeting of Stockholders of Nalco Chemical Company (the "Company") to be held on April 17, 1997, at the time and place and for the purposes set forth in the accompanying notice of the meeting. The accompanying Proxy is solicited by and on behalf of the Board of Directors of the Company and is revocable by written notice to the Company or by any later dated proxy at any time prior to its use at the Annual Meeting.

  The Company will bear the cost of the solicitation. The Company has retained Georgeson & Company Inc., Wall Street Plaza, New York, N.Y. 10005 to aid in the solicitation of proxies from banks, brokers, other custodians, nominees and fiduciaries and institutional holders at a cost not to exceed $10,000 plus reasonable out of pocket expenses. In addition, certain directors, officers and other employees of the Company, not specifically employed for the purpose, may solicit proxies, without additional remuneration therefor, by personal interview, mail, telephone or telefax. The Company will reimburse banks, brokers or other nominees for the expenses incurred in forwarding proxy material to beneficial owners.

  It is the Company's policy that all proxies, ballots and voting tabulations that identify how shareholders voted be kept confidential, except when disclosure is mandated by law, when such disclosure is expressly requested by the shareholder, during a contested election for the Board of Directors or in the event of a contested proxy solicitation, and that the tabulators and the inspectors of election be independent and not employees of the Company.

PROPOSAL 1.

                             ELECTION OF DIRECTORS

  The Board of Directors currently consists of ten directors elected for staggered terms which expire alternately over a three-year period. The present term of the Class I Directors expires at the 1997 Annual Meeting. The Board of Directors therefore proposes the election of four Class I Directors to serve for three years until the 2000 Annual Meeting, and in each case until their successors have been elected and qualified. Shares represented by proxies, which are returned properly signed, will be voted for the nominees named in the following table unless the stockholder indicates on the proxy that authority to vote the shares is withheld. Each of the nominees has consented to serve as a director if elected. If any nominee becomes unavailable for election, the proxy may be voted for such substitute nominee as the Board of Directors may designate or the Board may reduce the number of directors to eliminate the vacancy.

                                                                                   YEAR
                                                                                  BECAME
             NAME                  PRINCIPAL OCCUPATION OR EMPLOYMENT        AGE DIRECTOR
             ----                  ----------------------------------        --- --------
    The nominees for Class I Directors for election at the 1997 Annual
  Meeting for a term to expire in 2000 are as follows:

   J. L. Ballesteros....... Chairman, President and Chief Executive Officer,  55   1995
                            Synkro, S.A. de C.V.
   J. P. Frazee, Jr........ Retired; formerly President and Chief Operating   52   1985
                            Officer,
                            Sprint Corporation
   A. L. Kelly............. Managing Partner, KEL Enterprises Ltd.            59   1992
   F. A. Krehbiel.......... Chairman and Chief Executive Officer,             55   1990
                            Molex Incorporated

    The Class II Directors with terms to expire in 1998 are:

   H. Corless.............. Retired; formerly Chairman, ICI Americas, Inc.    68   1989
   H. M. Dean.............. Chairman and Chief Executive Officer, Dean Foods  59   1987
                            Company
   E. J. Mooney............ Chairman, Chief Executive Officer and President,  55   1988
                            Nalco

    The Class III Directors with terms to expire in 1999 are:

   H. G. Bernthal.......... Chairman, CroBern, Inc.                           68   1980
   J. J. Shea.............. Vice Chairman, President and Chief Executive      59   1993
                            Officer, Spiegel, Inc.
   W. A. Pogue............. Retired; formerly Chairman and Chief Executive    69   1981
                            Officer,
                            CBI Industries, Inc. Mr. Pogue will reach
                            mandatory retirement age in 1998.

BIOGRAPHY OF NOMINEES FOR CLASS I DIRECTORS

  J. L. Ballesteros has been Chairman since 1996 and President and Chief Executive Officer since 1988 of Synkro, S. A. de C. V. (a holding company). He has been Chairman since 1994 for both Kayser Roth Corporation (U.S. based-hosiery) and Revision, S. A. (Argentina based-hosiery) and Chairman since 1992 for Arcoplus, S. A. (Argentina based-hosiery). Other directorships: Grupo Mexicano de Desarrollo, S. A.de C. V., Grupo Financiero Invermexico, S. A. de
C. V., Grupo Financiero Multivalores, S. A. de C. V., Desc Sociedad de Fomento Industrial, S. A. de C. V., Afianzadora Lotonal, S. A. de C. V. and Kativo Chemical Industries, S. A.

  J. P. Frazee, Jr., was President and Chief Operating Officer of Sprint Corporation (a diversified telecommunications company) from March, 1993 to August, 1993. He was Chairman and Chief Executive Officer of Centel Corporation (a telecommunications firm) from 1988 to 1993. Other directorships: Dean Foods Company, Security Capital Group Incorporated, Paging Network, Inc. and Homestead Village, Inc.

  A. L. Kelly has been the Managing Partner of KEL Enterprises L.P. (a holding and investment partnership) since 1982. Other directorships: Bayerische Motoren Werke (BMW) A.G., Deere & Company, Northern Trust Corporation and its principal banking subsidiary, The Northern Trust Company, Snap-on
Incorporated, Tejas Gas Corporation and Thyssen Industrie AG.

  F. A. Krehbiel has been Chairman and Chief Executive Officer of Molex Incorporated (a manufacturer and distributor of electrical and electronic devices) since 1993. From 1988 to 1993 he was Vice Chairman and Chief Executive Officer. Other directorships: Tellabs, Inc., Northern Trust Corporation and its principal banking subsidiary, The Northern Trust Company, Molex Incorporated and DeVry Inc.

BIOGRAPHIES OF OTHER DIRECTORS

  H. G. Bernthal has been Chairman of CroBern, Inc. (a healthcare investment company) since 1986. Other directorships: Butler Manufacturing Company and National-Standard Company.

  H. Corless was Chairman of ICI Americas, Inc. (a company engaged in manufacture and sale of chemicals and pharmaceuticals) and ICI American Holdings, Inc. (a holding company), subsidiaries of Imperial Chemicals Industries PLC ("ICI") (a worldwide chemical manufacturer, headquartered in London) from 1986 to 1989 when he retired. He was director of C-I-L Inc. (a Canadian subsidiary of ICI and manufacturer of chemicals, fertilizers, industrial explosives, paints and plastics) from 1982 to 1989. Other directorship: The Medical Center of Delaware, Inc.

  H. M. Dean has been Chairman of Dean Foods Company (a diversified food processor and distributor) since 1989. He became Chief Executive Officer in 1987. Other directorships: Ball Corporation, Yellow Corporation and Dean Foods Company.

  E. J. Mooney was elected Chief Executive Officer of Nalco and Chairman of the Board in 1994. He has been President since 1990 and was Chief Operating Officer from 1992 to 1994. Other directorships: Northern Trust Corporation and its principal banking subsidiary, The Northern Trust Company, and Morton International.

  W. A. Pogue was Chairman and Chief Executive Officer of CBI Industries, Inc. (a company engaged in metal plate fabrication, industrial gases, real estate and investments), a position he held from 1982 to 1989. Other directorships:
Bethlehem Steel Corporation and Amerada Hess Corp.

  J. J. Shea has served as President and Chief Executive Officer of Spiegel, Inc. (apparel, specialty retail and catalog sales) since 1985 and as Vice Chairman since 1989. Other directorship: Spiegel, Inc.

MEETINGS OF THE BOARD AND COMMITTEES OF THE BOARD

  The Board of Directors held eight regular and special meetings in 1996. Each director attended more than 75% of the meetings of the Board of Directors and Committees on which he served.

  The Executive Committee. The Executive Committee, composed of five directors, four of whom are non-employee directors, may exercise all of the authority of the Board of Directors except as provided by Delaware Law and the Company's By-laws and those powers reserved for other committees of the Board. Present members are E. J. Mooney (Chairman), H. G. Bernthal, H. M. Dean, J. P. Frazee, Jr., and W. A. Pogue. The Executive Committee did not meet in 1996.

  The Audit Committee. The Audit Committee, composed of five non-employee directors, is responsible for (i) reviewing the Company's accounting and auditing policies and practices, (ii) reviewing the appointment and discharge of independent accountants, (iii) reviewing the independence of the independent accountants, (iv) reviewing the scope and nature of the non-audit related services performed by the independent accountants, and (v) reporting to and making recommendations to the Board with respect to the foregoing. The Audit Committee generally meets with management, the internal auditors, and the independent accountants. The independent accountants and internal auditors have full and free access to the Audit Committee without management's presence to discuss internal accounting controls, results of audits and financial reporting matters. Present members are J. P. Frazee, Jr. (Chairman), J. L. Ballesteros, H. Corless, H. M. Dean and A. L. Kelly. In 1996 the Audit Committee met three times.

  The Executive Compensation Committee. The Executive Compensation Committee, composed of four non-employee directors, is responsible for (i) recommending to the Board of Directors the compensation to be paid to the Chief Executive Officer, (ii) approving compensation of corporate officers who are scheduled to be listed in the proxy, (iii) consulting with the Chief Executive Officer on matters related to executive compensation, and (iv) administering the Company's Management Incentive Plan, stock option plans, Employee Stock Compensation Plan, and Performance Share Plan. Present members are W. A. Pogue (Chairman), H. G. Bernthal, J. J. Shea and F. A. Krehbiel. In 1996, this Committee met once.

  The Board Affairs and Nominating Committee. The Board Affairs and Nominating Committee, composed of all the directors, is responsible for reviewing the qualifications of possible directors to fill Board vacancies. Candidates for election to the Board submitted by shareholders will be considered by the Committee if sent to the Secretary with the candidate's qualifications. H. M. Dean is the Chairman of the Committee. The Board Affairs and Nominating Committee met once in 1996.

DIRECTORS' REMUNERATION AND RETIREMENT POLICIES

  Compensation of non-employee directors of the Company consists of an annual retainer of $25,000 plus $1,000 for each Board meeting attended, 200 shares of common stock under the Non-Employee Directors Stock Compensation Plan, an additional $6,000 per year for membership on one or more Committees of the Board, and an additional fee of $6,000 per year to the Chairmen of the Audit Committee, Executive Compensation Committee and Board Affairs and Nominating Committee. Directors who are employees of the Company do not receive fees for service on the Board or any Committees.

  A deferred compensation plan is available to all non-employee directors under which they may defer all or a part of their annual retainer and Committee and attendance fees for any year and receive, generally following retirement or at such earlier time as the Board approves, the amount computed as set forth below, in five equal annual payments (or such other number of annual payments, not more than ten, as the Company elects). Deferred compensation accounts set up for directors who elect deferral are credited with the deferred amounts. These amounts are converted into share units based on the average of the month-end closing prices of the Company's common stock during the calendar year and credited with the dividend equivalents of the dividends a director would have received had the director owned shares of common stock equal to the share units in the director's account, also converted into share units on the same basis. At the end of the deferral period, units are converted into cash based on the average of the month-end closing prices of the Company's common stock during the year prior to or of payment.

  The Board of Directors has adopted a policy establishing the retirement date of each member of the Board to be the date of the Annual Meeting of Stockholders which next follows the earlier of either the date of retirement from employment by the Company or the date of the member's 70th birthday. Early retirement can be taken following the attainment of a non-employee director's 68th birthday. Such policy also provides that upon retirement from the Board, each non-employee director with at least five years of service on the

Board shall be paid an annual amount equal to the annual retainer paid to non-employee directors multiplied by a factor, the numerator of which is the number of years of service on the Board, but not exceeding ten, and the denominator of which is ten, such annual payment to continue for the lifetime of the retired director. In 1993 the Board adopted a new retirement policy effective for all directors elected to the Board for the first time after October 1993. Directors who were elected to the Board prior to that date may choose to retire under the old policy or the new one. The new retirement policy also provides for payment of an amount equal to the annual retainer, multiplied by a fraction, the numerator of which is the number of years of service on the Board but not exceeding ten, and the denominator of which is ten, to be paid for a period not greater than ten years. However, under the new policy, should a director die prior to retirement or after retirement but before the ten year period has expired, the director's spouse shall receive 50% of the payment amount for the lesser of life or the remainder of the ten year period.

NON-EMPLOYEE DIRECTORS STOCK OPTION PLAN

  The Stock Option Plan for Non-Employee Directors (the "Directors Plan") provides for automatic grants of options to purchase 4,000 shares of the Company's common stock to each non-employee director of the Company on the date of each Annual Meeting to May 1, 2000. The option price is the fair market value of the Company's common stock on the date of grant. Payment for the exercise of options may be made in cash or in shares of Company common stock that have been held by the director for at least six months. An optionee may elect to surrender an option and receive shares of common stock of the Company having a fair market value equal in value to the excess of the fair market value of the unpurchased shares over the option price of such shares.

  Each option extends for 10 years from the date of grant. Options terminate upon termination of service as a director, except that an optionee may exercise the option within five years following retirement under the Company's retirement policy for directors or termination of service as a director because of total and permanent disability. If the director dies while a director or within five years of retirement as a director, the option may be exercised within the longer of five years from the date of retirement or one year from the date of death by any person to whom the option passes by will or the laws of descent and distribution. For options granted before 1992, these exercise periods are three years. In all instances, however, the option must be exercised during the term of the grant.

NON-EMPLOYEE DIRECTORS STOCK COMPENSATION PLAN

  Under the Non-Employee Directors Stock Compensation Plan each director of the Company, after the Annual Shareholders Meeting, automatically receives 200 shares of Company common stock as part of the retainer paid for his or her services. Receipt of the stock may be deferred until retirement from the Company's Board of Directors. If deferred, an account will be set up for the director containing one share unit for each share of common stock deferred. Whenever a dividend is declared by the Company, an amount equal to the amount of the dividend that would have been received had each share unit actually been a share of common stock shall be converted into share units based on the closing price on the New York Stock Exchange Composite Price Index for the date approved by the Board for payment of dividends on the Company's common stock. Upon a director leaving the Company's Board, the director shall receive shares of common stock equal to the whole number of share units in his or her account, plus cash in lieu of fractional shares.

                            EXECUTIVE COMPENSATION

  The following table sets forth certain information regarding compensation for each of the Company's last three fiscal years to the Company's Chief Executive Officer and each of the Company's other four most highly compensated executive officers.

SUMMARY COMPENSATION TABLE

                                                          LONG-TERM
                             ANNUAL COMPENSATION         COMPENSATION
                         ---------------------------- ------------------
                                                      AWARDS(2)  PAYOUTS
                                               OTHER  ---------- -------   ALL
                                              ANNUAL    SHARES            OTHER
                                              COMPEN- UNDERLYING  LTIP   COMPEN-
NAME AND PRINCIPAL            SALARY   BONUS  SATION   OPTIONS   PAYOUTS SATION
POSITION                 YEAR   ($)   ($)(1)    ($)      (#)       ($)   ($)(3)
------------------       ---- ------- ------- ------- ---------- ------- -------
E. J. Mooney, Chairman
 of the Board,           1996 510,000 284,580  9,544    47,600       0   34,334
President & Chief        1995 490,000 298,410  9,662   123,000       0   35,810
Executive Officer        1994 462,372 211,334  7,131    50,000       0   30,396
M. B. Harp, Jr.          1996 312,100 146,687  3,067    22,900       0   21,011
Executive Vice
 President,              1995 297,000 149,064  3,068    58,500       0   21,705
Operations               1994 280,000 108,500  3,067         0       0   18,774
W. S. Weeber             1996 302,200 142,427  1,428    22,200       0   20,345
Executive Vice
 President,              1995 292,000 145,825  3,068    57,600       0   21,340
Operations Staff         1994 280,000 110,964  3,067         0       0   18,774
P. Dabringhausen         1996 284,070  92,555  3,067    16,700       0   16,885
Group Vice President,
 President               1995 283,088  95,581  3,068    42,600       0   17,114
Process Chemicals
 Division                1994 270,303  72,150  3,067         0       0   14,396
J. D. Tinsley            1996 240,000  87,800  3,067    16,000       0   16,157
Group Vice President,
 President               1995 233,000  92,850  3,068    41,700       0   17,028
Water & Waste Treatment
 Division                1994 227,019  71,008  3,067         0       0   15,019

----------
(1) Amount represents Management Incentive Plan awards earned for stated year.
(2) Dividends are paid on restricted common stock issued in prior years. Based on the closing stock price of $36.1250 on December 31, 1996, the restricted stock holdings and their market value at the end of 1996 for each named executive officer are: E. J. Mooney--4,540 shares, $164,008; M.
    B. Harp, Jr.--2,450 shares, $88,506; W. S. Weeber--2,630 shares, $95,009;
    P. Dabringhausen--1,180 shares, $42,628; J. D. Tinsley--1,140 shares,
    $41,183.
(3) Allocations under the Nalco Employee Stock Ownership Plan, including comparable amounts under Excess ERISA Agreements.

OPTION GRANTS IN LAST FISCAL YEAR

  The following table provides information related to options to purchase common stock of the Company granted to the named executive officers during 1996.

                                                            POTENTIAL REALIZABLE
                                                          VALUE AT ASSUMED ANNUAL
                                                                  RATES OF
                                                          STOCK PRICE APPRECIATION
                  INDIVIDUAL GRANTS(1)                     FOR OPTION TERMS($)(2)
--------------------------------------------------------- ------------------------
                           % OF TOTAL
                NUMBER OF   OPTIONS
                SECURITIES GRANTED TO EXERCISE
                UNDERLYING EMPLOYEES  OR BASE
                 OPTIONS   IN FISCAL   PRICE   EXPIRATION
     NAME        GRANTED      YEAR     ($/SH)     DATE     0%     5%       10%
--------------  ---------- ---------- -------- ---------- ------------- ----------
E. J. Mooney      47,600      3.05    31.6875   2/15/06   0    948,578  2,403,881
M. B. Harp,
 Jr.              22,900      1.47    31.6875   2/15/06   0    456,353  1,156,489
W. S. Weeber      22,200      1.42    31.6875   2/15/06   0    442,404  1,121,137
P.
 Dabringhausen    16,700      1.07    31.6875   2/15/06   0    332,800    843,379
J. D. Tinsley     16,000      1.03    31.6875   2/15/06   0    318,850    808,027

----------
(1) Options are always granted at fair market value on the date of grant. The options listed for each optionee vested immediately when granted. Option holders may pay taxes owed upon exercise by having option shares withheld or by surrendering already owned shares.
(2) The dollar amounts under these columns are the difference between the option exercise price and market prices at the end of the option term assuming annual rates of stock price appreciation of 0%, 5% and 10%. The Company did not use an alternative formula for a grant date valuation, as the Company is not aware of any formula which will determine with reasonable accuracy a present value based on future unknown or volatile factors. At 5% or 10%, shareholder value would have increased by $1.34 billion or $3.38 billion, respectively.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND YEAR-END OPTION VALUES

  The following table provides information related to options exercised by the named executive officers during 1996 and the number and value of options held at year-end.

                                          NUMBER OF SHARES        VALUE OF UNEXERCISED
                   SHARES     VALUE    UNDERLYING UNEXERCISED     IN-THE-MONEY OPTIONS
                ACQUIRED ON  REALIZED  OPTIONS AT YEAR-END (#)     AT YEAR-END ($)(1)
     NAME       EXERCISE (#)   ($)    EXERCISABLE/UNEXERCISABLE EXERCISABLE/UNEXERCISABLE
--------------  ------------ -------- ------------------------- -------------------------
E. J. Mooney        9,600    207,300       240,000/82,000           1,166,817/138,375
M. B. Harp,
 Jr.                    0          0        70,400/39,000              138,025/65,813
W. S. Weeber       24,000    328,255        69,400/38,400              134,413/64,800
P.
 Dabringhausen          0          0        42,200/28,400               99,481/47,925
J. D. Tinsley           0          0        47,900/27,800               96,706/46,913

----------
(1) Valued on the difference between $36.1250 (the closing price on December 31, 1996) and the exercise price of the option.

LONG-TERM INCENTIVE PLAN AWARDS IN LAST FISCAL YEAR

  The following table covers long-term incentive contingent share units assigned to the named executive officers during 1996.

                                 PERFORMANCE
                                  OR OTHER
                                   PERIOD          ESTIMATED FUTURE PAYOUTS
                   NUMBER OF        UNTIL     UNDER NON-STOCK PRICE BASED PLANS
                SHARES, UNITS OR MATURATION  ------------------------------------
     NAME       OTHER RIGHTS (#)  OR PAYOUT  THRESHOLD (#) TARGET (#) MAXIMUM (#)
--------------  ---------------- ----------- ------------- ---------- -----------
E. J. Mooney         10,243      1996/97/98      6,146       10,243     12,292
M. B. Harp,
 Jr.                  5,223      1996/97/98      3,134        5,223      6,268
W. S. Weeber          5,058      1996/97/98      3,035        5,058      6,070
P.
 Dabringhausen        3,358      1996/97/98      2,015        3,358      4,030
J. D. Tinsley         3,213      1996/97/98      1,928        3,213      3,856

  Under the Performance Share Plan, a 6%, 10% and 12% compounded increase in fully diluted net earnings per share of Company stock is required to earn threshold, target and maximum payouts, respectively. If earned, half of the awards are to be paid in cash at the end of the performance period in an amount based on the average Company stock price during the last five trading days of the performance period, and the remaining awards are to be paid in Company common stock that vests three years after the end of the performance period contingent on continued employment. In the event of termination of employment due to death, disability, retirement or change in control, all unvested common stock already awarded shall vest immediately and shall be distributed to a participant or his or her beneficiary.

RETIREMENT INCOME PLAN AND SUPPLEMENTAL RETIREMENT INCOME PLAN

  The following table sets forth the annual benefits payable, with respect to specified final average earnings and years of service categories, under the Company's Retirement Income Plan and Supplemental Retirement Income Plan, before giving effect to any social security offset.

                              PENSION PLAN TABLE

                                                    YEARS OF SERVICE
FINAL AVERAGE                            ---------------------------------------
EARNINGS                                   15      20      25      30      35
-------------                            ------- ------- ------- ------- -------
$  200,000..............................  63,600  84,800 106,000 121,900 137,800
   300,000..............................  95,400 127,200 159,000 182,850 206,700
   400,000.............................. 127,200 169,600 212,000 243,800 275,600
   500,000.............................. 159,000 212,000 265,000 304,750 344,500
   600,000.............................. 190,800 254,400 318,000 365,700 413,400
   700,000.............................. 222,600 296,800 371,000 426,650 482,300
   800,000.............................. 254,400 339,200 424,000 487,600 551,200
   900,000.............................. 286,200 381,600 477,000 548,550 620,100
 1,000,000.............................. 318,000 424,000 530,000 609,500 689,000

  The credited years of participation at December 31, 1996 for each individual named in the cash compensation table are: E. J. Mooney, 28; M. B. Harp, Jr., 25; W. S. Weeber, 30; P. Dabringhausen, 11; J. D. Tinsley, 32. The credited earnings are approximately the same as the salary and bonus set forth in the summary compensation table.

  The Plan uses a final average earnings formula based on the average annualized pay for the highest paid 48 months during the last 120 months before retirement. In general, the annual retirement income in the 10-year certain form of settlement at normal retirement date will be equal to 2% of "final average earnings" for each of the first 25 years of Plan participation plus 1.5% of "final average earnings" for each year over 25 years, less a prorated offset not to exceed 50% of the primary social security benefit at age 62, depending on years of Plan participation.

  The Company has entered into agreements with its officers, including those listed in the summary compensation table, to restore any benefits under the Retirement Income Plan, the Profit Sharing, Investment and Pay Deferral Plan and Employee Stock Ownership Plan ("ESOP") reduced by the Employee Retirement Income Security Act of 1974 and the Revenue Reconciliation Act of 1993. Any reductions in benefits will first be made in Retirement Plan accounts and then if necessary in the Profit Sharing, Investment and Pay Deferral Plan and ESOP accounts. Under these agreements, the Company also agrees to pay to the beneficiary of each executive officer an amount equal to one year's salary in the event of death.

KEY EXECUTIVE AGREEMENTS

  The Company has entered into Key Executive Agreements with those individuals listed in the summary compensation table, as an assurance to the Company and the officers of continuity of management in the event of any actual or threatened change in control of the Company. Under the Agreements, which become effective upon a change in control, the Company agrees to employ each executive for a three-year period thereafter (but not after age 62) in the capacity in which the executive was employed immediately prior thereto ("Employment Period"). During the Employment Period, the executive will be compensated, as detailed in the Agreements, in a manner comparable to his or her prior compensation and will be entitled to all opportunities for bonuses and other Company benefits provided for executives by the Company. In the event of termination of the executive (including resignation) as a result of a change in control or a significant change in the executive's authority or duties in effect immediately prior to the effective date of the Agreement, a reduction in total compensation opportunities, or a breach of the Agreement by the Company, the executive would be paid a lump sum equivalent to anticipated salary, bonuses and incentives for the remainder of the Employment Period, as well as any benefits that would have accrued, including those under profit sharing, ESOP, pension, stock option and insurance plans. The Company will pay any expenses associated with enforcement of an executive's rights under an Agreement, and will secure its obligations under the Agreements by an irrevocable letter of credit for the benefit of the executive.

DEATH BENEFIT AGREEMENTS

  The Company has also entered into Death Benefit Agreements ("Benefit Agreements") with those individuals listed in the summary compensation table, as an inducement to the executive officer to continue in the Company's employ and to provide the benefit of his or her advice after his or her retirement. Each Benefit Agreement provides for payment by the Company to the executive's beneficiaries of an amount equal to the executive's base annual salary as of his or her last day of work, if the executive dies (a) while employed by the Company and covered by a Benefit Agreement, or (b) any time after retirement and before reaching age 62 if a Benefit Agreement was in effect at retirement.

  The Company will pay a benefit equal to twice the executive's base annual salary as of his or her last day of work to the executive's beneficiaries if the executive dies after retirement and after reaching age 62 if a Benefit Agreement was in effect at the time of retirement. Payments under these Benefit Agreements will be made by the Company from its general funds. It is not necessary for a named executive officer to provide consulting services to the Company after retirement to be awarded benefits under the Benefit Agreement.

BENEFIT PROTECTION TRUSTS

  Four trust funds (the "Trusts") have been established to assist in accumulating the amounts necessary to satisfy the Company's contractual liabilities under the non-qualified benefit plans described herein, including the deferred compensation plan for directors. However, the Company shall remain primarily liable under the plans to pay benefits, and the Trusts' assets shall remain subject to the claims of the Company's general creditors.

  The Company may fund the Trusts at any time, but shall, no later than three business days after a change in control of the Company, fund the Trusts in an amount which at least equals the present value of all of the unpaid benefits under the Trusts. To determine this value, the actuarial assumptions stated in the Retirement Income Plan in effect on the first day of the Plan year in which a change in control occurs will be used. A Trust beneficiary's benefit under a plan shall be based on his or her service and compensation at the time of the change in control.

CHANGE IN CONTROL

  "Change in control" as used in the plans and agreements discussed herein generally means: (a) a merger, consolidation, reorganization or sale of all or substantially all of the Company's business or assets if less than 80% of the outstanding voting securities or other capital interests in the surviving or acquiring company is not owned in the aggregate by the stockholders of the Company immediately prior thereto; (b) the reported acquisition by any person or group of beneficial ownership of 20% or more of the outstanding voting securities of the Company; or (c) a change during any two-year period in a majority of the Board of Directors not approved by at least two-thirds of the prior Directors.

EXECUTIVE COMPENSATION COMMITTEE REPORT TO SHAREHOLDERS

 Executive Compensation Policy

  The Executive Compensation Committee ("Committee") of Nalco Chemical Company is comprised entirely of non-employee directors. The Committee is responsible for establishing and administering Nalco's compensation policies.

  Currently, the compensation program for executives consists of four principal elements listed in order of importance:

  1. A base salary is kept competitive by utilizing various surveys provided or published by independent consultants from time to time. These surveys are executive compensation surveys for groups of manufacturing and service companies including representation from the chemical industry. The latest survey consists of companies with average sales of approximately $1.6 billion and total assets of approximately $1.8 billion based on 1995 numbers. This compares with the Company's 1995 sales, including Absorbent Chemicals, of $1.3 billion and assets of $1.4 billion. Various size and performance measures, including return on equity, assets, sales and capital, are used to compare survey companies to the Company and to judge the appropriateness of compensation comparisons. However, the Company's sales, earnings and earnings per share, as well as the individual executive's yearly performance and contribution to the Company's overall performance, are primarily considered in setting salaries. Base salaries for 1996 were set at the end of 1995. In 1995, earnings from continuing operations increased by 7%, while corresponding earnings per share increased by 8%, excluding a 1994 pre-tax charge of $68.2 million ($54.0 million after tax) for formation and consolidation expense. Salary increases for executive officers for 1996 averaged 4.3%.

  2. The Management Incentive Plan ("MIP") is an annual incentive plan that provides cash compensation based on the achievement of goals set by the Committee for the Company and the individuals that are approved by the Board of Directors for participation. For 1996, there were corporate performance goals for increases in sales and earnings and for strategic management performance, including adherence to expense budgets. The individual management performance goals were set for each executive, depending on his or her particular responsibilities and strategic objectives for the year. For the MIP, sales, earnings and individual goals are weighted at 37.5%, 37.5% and 25%, respectively. For 1996, executive officers earned 93% of the portion of their target award related to sales and earnings.

  3. The Performance Share Plan ("PSP") provides for awards based on long-term, per-share earnings goals of the Company that are approved by the Board of Directors. Awards are composed of Company common stock and/or cash and are based upon the Company's achievement of at least a threshold compounded increase in fully diluted net earnings per share during a three-year performance period. This plan provides for a threshold and maximum amount below and above the respective target amounts. For the three year performance period ended in December, 1996, earnings goals were not met, and no contingent performance shares were earned for this period. The Committee granted awards for the 1996-97-98 PSP cycle. A 6%, 10% and 12% compounded increase in fully diluted earnings per share is required to earn threshold, target and maximum payouts, respectively, for this cycle. The size of initial awards to executive officers and the CEO is determined by the Committee.

  4. Options to purchase common stock are awarded from time to time. The Committee utilizes an outside consulting firm to provide comparative data upon which the Committee bases the grant amounts, taking into consideration individual positions and performance. Grants are intended to be competitive and provide long-term incentive motivation. Option prices are based on fair market value as of the grant date and the value of any particular option depends on the Company's common stock price at the time of option exercise. Grants with immediate vesting were made to all executive officers in 1996.

  The Committee tries to focus the executive compensation program to strengthen the overall performance of the Company by integrating short-term and long-term performance goals. PSP long-term objective goals are based 100% on earnings performance. Once awards are made under an annual or long-term incentive plan, the Committee has no discretion to adjust them.

  The Committee believes that compensating executives by means of stock and stock options leads to maximization of shareholder value over the long term. The Company's ongoing stock option program is intended to align the interests of executives and managers with those of the Company's shareholders and encourage efforts that enhance the Company's earnings per-share and stock price. The Committee does not consider outstanding stock options when awarding current stock options.

  The Committee continues to monitor qualifying compensation paid to its executive officers for deductibility under the $1 million deduction limit for executive salaries. Included compensation did not exceed this limit in 1996 and is not expected to do so in 1997.

 Chief Executive Officer Compensation

  The pay-for-performance philosophy of the Company's total compensation program outlined above also applies to Mr. E. J. Mooney, Nalco's Chief Executive Officer.

  In 1995, Nalco sales were up 9% over 1994 after adjustments for business transferred to the Nalco/Exxon joint venture, and earnings per share from continuing operations, excluding the 1994 formation and consolidation charge, were up 8%. Because of this and the strength of Mr. Mooney's performance, the Committee approved a 4.1% increase in his base salary effective January 1, 1996.

  The 1996 Management Incentive Plan award was based on achievement of corporate performance goals for sales and earnings. He earned 93% of the portion of his target award related to sales and earnings. As a result, the MIP award paid to Mr. Mooney was below the target amount. The total MIP payment Mr. Mooney received for 1996 was $284,580.

  Potentially, 60% to 70% of Mr. Mooney's annual compensation can come from performance related compensation plans such as the MIP and PSP. Because the 1996 MIP payout was below the target level, and no performance shares were earned under the PSP, 36% of Mr. Mooney's 1996 cash compensation was based on performance related plans.

  Mr. Mooney received a stock option grant for 47,600 shares in February, 1996 with an exercise price of $31.6875 per share. These options vested on grant. The exercise price was set at the fair market value of the Company's common stock on the date of grant. The amount of Mr. Mooney's stock option grant is based on the recommendations of an independent compensation consulting firm in order to provide a competitive level of stock options.

                     The Executive Compensation Committee

                        W. A. Pogue        H. G. Bernthal
                        F. A. Krehbiel     J. J. Shea

                         STOCK PRICE PERFORMANCE GRAPH

  The graph below compares cumulative total return of the Company, the S&P 500 Index and the Specialty Chemicals Value Line Index (dividends reinvested). The graph assumes $100 was invested on December 31, 1991 in Nalco common stock, the S&P 500 index and the Specialty Chemical Value Line Index.

--------------------------------------------------------------------------------
                    1991       1992       1993       1994       1995       1996
                    ----       ----       ----       ----       ----       ----
--------------------------------------------------------------------------------
Nalco              100.00      85.23      94.58      86.89      80.42      99.37
--------------------------------------------------------------------------------
S&P 500            100.00     107.62     118.46     120.03     165.13     203.05
--------------------------------------------------------------------------------
Specialty          100.00     112.98     128.00     126.42     156.02     176.53
Chemicals Values
Line Index
--------------------------------------------------------------------------------

PROPOSAL 2.

                      APPROVAL OF INDEPENDENT ACCOUNTANTS

  Price Waterhouse LLP was selected by the Board of Directors upon the recommendation of the Audit Committee to serve as independent accountants for the Company and its consolidated subsidiaries for 1997, and the stockholders' approval of such selection is requested. Representatives of Price Waterhouse LLP are expected to be present at the Annual Meeting of Stockholders to make a statement if they so desire and to respond to appropriate questions. If the stockholders do not approve the accountants, the Audit Committee and the Board of Directors will reconsider the selection.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 2.

PROPOSAL 3.

          STOCKHOLDER PROPOSAL ON ENDORSEMENT OF THE CERES PRINCIPLES

  The General Board of Pension and Health Benefits of the United Methodist Church, stockholders of the Company, have informed management of their intention to present a proposed resolution on requesting endorsement of the CERES principles at the Annual Meeting. The General Board of Pension and Health Benefits of the United Methodist Church may be contacted through Vidette K. Bullock Mixon, Director of Corporate Relations and Social Concerns, 1201 Davis Street, Evanston, Ill. 60201.

  Whereas We Believe: responsible implementation of a sound, credible environmental policy increases long-term shareholder value by raising efficiency, decreasing clean-up costs, reducing litigation, and enhancing public image and product attractiveness;

  Adherence to public standards for environmental performance gives a company greater public credibility than following standards created by industry alone. For maximum credibility and usefulness, such standards should specifically meet the concerns of investors and other stakeholders;

  Companies are increasingly being expected by investors to do meaningful, regular, comprehensive and impartial environmental reports. Standardized environmental reports enable investors to compare performance over time. They also attract investments from investors seeking companies which are environmentally responsible and responsive and which minimize risk of environmental liability.

  The Coalition for Environmental Responsible Economics (CERES)--which comprises shareholders of this company, public interest representatives, and environmental experts--consulted with corporations to produce the CERES Principles as comprehensive public standards for both environmental performance and reporting. Fifty-four companies, including Sun (Sunoco), General Motors, H. B. Fuller, Polaroid, and Bethlehem Steel have endorsed these principles to demonstrate their commitment to public environmental accountability. Fortune 500 endorsers say that benefits of working with CERES are public credibility; "value-added' for the company's environmental initiatives; and advancement for the company's own environmental program.

  In endorsing the CERES Principles, a company commits to work toward:

    1. Protection of the biosphere           6. Safe products & services
    2. Sustainable natural resource use      7. Environmental restoration
    3. Waste reduction and disposal          8. Informing the public
    4. Energy conservation                   9. Management commitment
    5. Risk reduction                       10. Audits and reports

  (Full text of the CERES Principles and accompanying CERES Report Form obtainable from: CERES, 711 Atlantic Avenue, Boston, MA 02110; Tel: 617-451-
0927).

  CERES is distinguished from other initiatives for corporate environmental responsibility, in being (a) a successful model of shareholder relations; (2) a leader in public accountability through standardized environmental reporting; and (3) a catalyst for significant and measurable environmental improvement within firms.

  RESOLVED: Shareholders request the Company to endorse the CERES Principles as a part of its commitment to be publicly accountable for its environmental impact.

                             SUPPORTING STATEMENT

  Many investors support this resolution. Those sponsoring similar resolutions at various companies have portfolios totaling $75 billion. The number of public pension funds and foundations supporting this resolution increases every year. The objectives are: standards for environmental performance and disclosure; methods for measuring progress toward these goals and a format for public report of progress. We believe this is comparable to the European Community regulation for voluntary participation in verified and publicly-reported eco-management and auditing, and fully compatible with ISO 14000 certification.

  Your vote FOR this resolution will encourage scrutiny of our Company's environmental policies and reports, and adherence to standards upheld by management and stakeholders.

  Shareholders are asked to vote FOR this resolution.

STATEMENT BY MANAGEMENT AGAINST PROPOSAL 3.

  Your Directors and management recommend a vote AGAINST the above shareholder proposal for the following reasons:

  Nalco believes responsible implementation of a sound environmental policy increases long-term shareholder value by improving efficiency, decreasing remediation costs, reducing waste generation and enhancing community relations and product attractiveness. The Nalco Philosophy of Operations states our intent to "be responsible with respect to the environment" and that "safety, product stewardship and Responsible Care(R) are essential ingredients" in our goal to build value for customers, employees, shareholders and communities.

  Nalco was one of the first chemical companies to create a global Environmental, Health and Safety Department in 1976 to manage its environmental compliance and help ensure employee, customer and community health and safety. In 1992, Nalco's Board of Directors formally adopted its long-standing Corporate Environmental Policy "to conduct its business in a manner to protect and enhance the environment."

  As a member of the chemical industry and the Chemical Manufacturers' Association ("CMA"), we believe that the best way to achieve our goals to protect and enhance the environment and the health and safety of our employees, customers and neighbors is through Responsible Care(R). This program, which has been in existence since 1985, is the chemical industry's voluntary, global initiative for continuous improvement in all aspects of environmental, health and safety performance and openness in communications about its activities and achievements.

  Responsible Care(R) is part of Nalco's corporate culture world-wide. Nalco has made a written public commitment to Responsible Care(R) and has implemented the six Codes of Management Practices that continually improve our community dialogue and emergency response, pollution prevention, process safety, distribution safety, employee health and safety, and product stewardship. In addition, we have pledged to manage our business according to the ten Responsible Care(R) Guiding Principles. To that end:

  1. We have established an Environmental Compliance Committee that guides Nalco policies to ensure compliance with all environmental laws and regulations. The group has developed an Environmental Compliance Handbook for all employees and a Site Environmental Management System to help insure compliance for all manufacturing facilities.

  2. We have created an Environmental Working Group which is a multidisciplinary group which works to interpret and disseminate information on environmental issues that can affect Nalco's business and its customers.

  3. We have established the Plant Operations Review Team, which visits and reviews in detail each of our worldwide manufacturing and research locations' operations for process and employee safety at least once every three years. These reviews began in 1985 and continue today.

  4. We have established the Environmental Assessment Processes. Each Nalco facility in the United States regularly undergoes an Environmental Assessment to verify it has management systems in place to assure compliance with all environmental regulations as well as Nalco environmental policies.

  5. We have established Community Advisory Groups, consisting of community leaders and neighbors for all Nalco U.S. research and manufacturing facilities to facilitate understanding of our operations and their effects on the community, foster communications and address mutual concerns.

  Some highlights of Nalco's long-term commitment to environmental health and safety are:

  I. In 1984, we developed the PORTA-FEED(R) System of returnable delivery containers in an effort to solve waste and disposal problems related to the use of returnable 55-gallon drums. This program has reduced by 80% the number of 55-gallon drums we would have used. By the year 2000 the need to dispose of 100 million pounds of residual chemical from 55-gallon drums will have been eliminated.

  II. In 1985, we helped develop and implement the CMA's Community Awareness and Emergency Response (CAER) program, designed to help communities identify potential sources of hazardous chemicals and prepare for emergencies that may result from their presence.

  III. In 1989, we established a Waste and Release Reduction Policy to reduce waste and emissions. Since 1994, Nalco laboratory wastes have been reduced by 50%; weekly water consumption in the Research & Development group has been cut by over one million gallons; more than 16 tons of scrap metal have been recycled, as well as 118 tons of paper, 37 tons of cardboard, 1,430 pounds of aluminum, two tons of newspapers, eight tons of magazines and 3.5 tons of books.

  IV. At our Illinois plant, we eliminated the need to dispose of 10,000 pounds of chemical waste annually by modifying quality-testing procedures. We reduced the quantity of hazardous waste produced at Nalco Canada by 83% from 1989-1994.

  V. In addition to participating in the EPA 33/50 program, Nalco has adopted specific pollution prevention goals to be reached over a five year period from 1994 to 1998. Measured from 1993 levels, by 1998 Nalco will:

    A. reduce total air emissions by 30 percent;

    B. reduce toxic air emissions reported under the Toxic Release Inventory (TRI) by 30 percent; and

    C. reduce the waste per pound of product shipped by 30 percent.

  We have received recognition and awards for our ongoing environmental efforts from a number of groups including: the 1991-Illinois Governor's Pollution Prevention Award and the 1993-Alaska Pollution Prevention Award for development of the PORTA-FEED(R) Advanced Chemical Handling System, the 1993-Illinois Governor's Pollution Prevention Award for Development of the Advanced Recycle Center mobile water laboratory to aid water recycling and reuse, and the 1994-Burlington, (Canada) Chamber of Commerce Business Award for Outstanding Environmental Achievement.

  The actions that we have undertaken in response to our own environmental policy and our public commitment to Responsible Care(R) are part of an extensive and ongoing process to enhance and protect the environment by improving our environmental health and safety performance. We report the results of our efforts annually to the Chemical Manufacturers Association, as well as to shareholders, employees and the investment community.

  While the CERES Principles appear to be a somewhat similar broad-based set of manufacturing related environmental principles, Responsible Care(R) is a much more specific set of Codes and Principles specifically applicable to chemical companies and their particular operations and needs. We do not believe it would be efficient or productive for us to undertake an additional separate reporting requirement especially because most of the information required by the CERES Report form is already available to the public through Responsible Care(R) and government filings. It has become part of our culture and we hope to make it part of the culture of the entire chemical industry worldwide.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSAL 3. Unless otherwise indicated, on the proxy, the shares represented by properly executed proxies will be voted AGAINST Proposal 3.

                     SHARES OUTSTANDING AND VOTING RIGHTS

  Only stockholders of record at the close of business on February 20, 1997 are entitled to vote at the meeting. On that date, the Company had outstanding 66,924,647 shares of common stock, each of which is entitled to one vote, and 391,835 shares of ESOP Preferred Stock, each of which is entitled to 20 votes and will be converted upon retirement or separation from service into 20 shares of common stock (subject to adjustments in certain events). A quorum is a majority of the votes represented by the outstanding shares of stock of the Company either present at the meeting or represented by proxy. The common stock and the ESOP Preferred Stock will vote together as a single class on each of the Proposals. A plurality of the votes cast is necessary to elect directors; the affirmative vote of the holders of shares constituting a majority of votes cast is necessary to adopt Proposal 2; and the affirmative vote of the holder of shares constituting a majority of the voting power of all the outstanding shares is necessary to adopt Proposal 3. Abstentions and broker non-votes will each be treated as shares that are represented at the meeting for purposes of determining the presence of a quorum. Each is tabulated separately. Abstentions and broker non-votes will have no effect on Proposals 1 and 2 and will have the effect of votes against Proposal 3. Broker non-votes are shares held by a broker or nominee in street name and represented at the meeting but not authorized to vote on a matter.

SECURITY OWNERSHIP OF MANAGEMENT

  The following table shows the number of shares of common stock and ESOP Preferred Stock owned beneficially (as defined by the Securities and Exchange Commission) by each director, director nominee and named executive officer (in each instance, amounting to less than 1% of the outstanding class) and by all present directors and executive officers as a group (1.6% of the outstanding common stock and less than 1% of the outstanding ESOP Preferred Stock) as of February 20, 1997 (as of December 31, 1996, as to shares held in the Profit Sharing, Investment and Pay Deferral
Plan), with sole voting and investment power unless otherwise indicated.

                                                                         ESOP
                                                              COMMON   PREFERRED
      NAME                                                    SHARES    SHARES
      ----                                                   --------- ---------
      J. L. Ballesteros.....................................     8,200     --
      H. G. Bernthal........................................    28,604     --
      H. Corless............................................    30,204     --
      P. Dabringhausen......................................    61,146     147
      H. M. Dean............................................    25,454     --
      J. P. Frazee, Jr......................................    30,838     --
      M. B. Harp, Jr........................................   123,593     205
      A. L. Kelly...........................................    23,337     --
      F. A. Krehbiel........................................    32,204     --
      E. J. Mooney..........................................   324,946     211
      W. A. Pogue...........................................    29,137     --
      J. J. Shea............................................    17,204     --
      J. D. Tinsley.........................................    76,444     177
      W. S. Weeber..........................................   109,429     210
      All Directors and Executive Officers as a Group....... 1,087,586   1,397

  The above amounts include common shares which are subject to outstanding stock options exercisable within 60 days of March 18 as follows: E. J. Mooney, 281,000 shares; M. B. Harp, Jr., 89,900 shares; W. S. Weeber, 88,600 shares;
J. D. Tinsley, 61,800 shares; P. Dabringhausen, 56,400 shares; H. G. Bernthal,
H. Corless, J. P. Frazee, Jr., F. A. Krehbiel, and W. A. Pogue, 28,000 shares each; H. M. Dean, 24,000 shares; A. L. Kelly, 20,000 shares; J. J. Shea, 16,000 shares; J. L. Ballesteros, 6,000 shares; and directors and executive officers as a group, 929,400 shares. The table does not include ESOP Preferred Stock not held for the account of the foregoing individuals that the ESOP trustee is required to vote or dispose of in the manner and proportion in which allocated shares are directed to be voted or disposed of, or common shares into which any ESOP Preferred Stock may be converted.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  One Form 4 covering one transaction was filed 31 days late with the Securities and Exchange Commission in 1996 by G. M. Brannon, Vice President, President Nalco Pacific, because of a purchase by an investment manager.

SECURITY OWNERSHIP OF CERTAIN OWNERS

  Based on Schedule 13G filings received, the following companies are the only persons known to the Company that own beneficially more than 5% of any class of its voting securities.

                             NAME AND ADDRESS OF  AMOUNT AND NATURE OF PERCENT
      TITLE OF CLASS           BENEFICIAL OWNER   BENEFICIAL OWNERSHIP OF CLASS
      --------------         -------------------- -------------------- --------
      Common Shares......... FMR Corp.                 9,079,116(1)     13.48%
                             82 Devonshire Street
                             Boston, MA 02109
      Common Shares......... INVESCO PLC               4,599,159(2)       6.8%
                             11 Devonshire Square
                             London EC2M 4 YR
                             England

----------
(1) Fidelity Management and Research Company ("Fidelity"), a wholly owned subsidiary of FMR Corp., beneficially owns 8,324,637 of these shares (12.36%). Edward C. Johnson 3rd, Chairman, and FMR Corp., through its control of Fidelity and the Fidelity Funds, each reports sole power to dispose of 8,324,637 shares. Voting power over these shares resides with the Funds' Boards of Trustees. Mr. Johnson and FMR Corp., through its control of Fidelity Management Trust Company, report sole dispositive power over these shares, sole power to vote or direct the voting of 208,479 shares and no power to vote or direct the voting of 546,000 shares. Members of Mr. Johnson's family and trusts for their benefit may be deemed to form a controlling group with respect to FMR Corp.
(2) INVESCO PLC and its subsidiaries, INVESCO North American Group, Ltd., INVESCO, Inc., INVESCO North American Holdings, Inc., INVESCO Capital Management, Inc., and INVESCO Group Services Inc., report shared voting power and shared dispositive power of 4,599,159 shares.

                         STOCKHOLDER PROPOSAL DEADLINE

  Stockholder proposals, to be considered for inclusion in the proxy statement for the 1998 Annual Meeting of Stockholders, must be received by the Company by November 18, 1997, and must otherwise comply with the requirements of the Securities and Exchange Commission. Stockholders who wish to bring business before the meeting must notify the Company 90 days prior to the date corresponding to the date of the prior year's meeting in compliance with By-law provisions.

               DISCRETIONARY VOTING OF PROXIES ON OTHER MATTERS

  The Board of Directors presently knows of no other matters scheduled to be presented at the Annual Meeting. With respect to any other matter requiring a vote of the stockholders that may come before the Annual Meeting, the proxies in the enclosed form confer upon the person or persons entitled to vote the shares represented by such proxies authority to vote the same in their discretion in respect of any such other matter.

                                          By Order of the Board of Directors

                                          S. J. Gioimo
                                          Secretary

Naperville, Illinois
March 18, 1997

NOTICE OF
ANNUAL
MEETING
AND
PROXY
STATEMENT

THURSDAY, APRIL 17, 1997

NALCO CHEMICAL COMPANY
ONE NALCO CENTER, NAPERVILLE, ILLINOIS
60563-1198